                                   [DPL LOGO]

                           OFFER TO PURCHASE FOR CASH
                         UP TO 25,000,000 COMMON SHARES
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                  OF DPL INC.
                       AT A PURCHASE PRICE NOT IN EXCESS
                    OF $23.00 NOR LESS THAN $20.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
    YORK CITY TIME, ON FRIDAY, MARCH 3, 2000, UNLESS THE OFFER IS EXTENDED.

    DPL Inc., an Ohio corporation, invites its shareholders to tender up to 25,000,000 of its common shares, par value $.01 per share, for purchase by DPL at a price not in excess of $23.00 nor less than $20.00 per share, net to the seller in cash, without interest thereon, as specified by shareholders tendering their shares. DPL will determine a single per share price that it will pay for shares properly tendered, taking into account the number of shares tendered and the prices specified by tendering shareholders. All shares acquired in the offer will be acquired at the same purchase price. DPL will select the lowest purchase price that will allow it to buy 25,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn.

    DPL's offer is being made upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated preferred share purchase rights issued pursuant to a Shareholder Rights Agreement between DPL and The First National Bank of Boston, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred share purchase rights.

    Only shares properly tendered at prices at or below the purchase price selected by DPL and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if the offer is oversubscribed. Shares not purchased in the offer will be returned as promptly as practicable following the Expiration Date. See Section 3.

    DPL reserves the right, in its sole discretion, to purchase more than 25,000,000 shares pursuant to the offer.

    THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THIS OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING DPL HAVING OBTAINED SUFFICIENT FINANCING FOR THE OFFER. SEE SECTIONS 7 AND 9.

    The shares are listed and traded on the New York Stock Exchange under the symbol "DPL." On February 1, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the shares on the NYSE Composite Tape was $19 1/16. On February 3, 2000, the last reported sale price was $21 11/16. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8.

    THE BOARD OF DIRECTORS OF DPL HAS APPROVED THE OFFER. HOWEVER, NEITHER DPL NOR DPL'S BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSIDER OUR REASONS FOR MAKING THIS OFFER, INCLUDING OUR INCREASED USE OF FINANCIAL LEVERAGE AND OUR INCREASED BUSINESS EMPHASIS ON PROVIDING UNREGULATED ENERGY SERVICES. SEE SECTION 2. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY WILL NOT TENDER ANY SHARES IN THE OFFER.

                     The Dealer Manager for this offer is:

                          [Credit Suisse First Boston
                               Corporation Logo]

February 4, 2000

                                   IMPORTANT

    If you wish to tender all or any part of the shares registered in your name, you should follow the instructions described in Section 3 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to EquiServe, the Depositary. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the nominee if you desire to tender your shares and request that the nominee tender them for you. Participants in The Dayton Power and Light Company Employee Savings Plan and The Dayton Power and Light Company Savings Plan for Collective Bargaining Employees (collectively, the "DPL Savings Plans") and the DPL Inc. Employee Stock Ownership Plan (the "ESOP"), who wish to tender any of their shares held in these plans must follow the separate instructions and procedures described in Section 3 of this offer to purchase.

    Any shareholder who desires to tender shares and whose certificates for the shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary by the expiration of the offer must tender the shares pursuant to the guaranteed delivery procedure set forth in Section 3.

    To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares. If you wish to maximize the chance that your shares will be purchased at the purchase price determined by DPL, you should check the box in the section on the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could result in your shares being purchased at the minimum price of $20.00 per share.

    You may request additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery from Georgeson Shareholder Communications Inc., which is acting as the Information Agent, or Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), which is acting as Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY DPL.
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                               SUMMARY TERM SHEET

    THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION FROM THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ CAREFULLY THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

WHAT SECURITIES IS DPL OFFERING TO PURCHASE? (PAGE 1)

    DPL is offering to purchase up to 25,000,000 of its common shares, including the associated preferred share purchase rights, or any lesser number of shares that shareholders properly tender in the offer. If more than 25,000,000 shares are tendered, all shares tendered and not properly withdrawn at or below the purchase price will be purchased on a pro rata basis, except for "odd lots" which will be purchased on a priority basis.

HOW MUCH WILL DPL PAY ME FOR MY SHARES AND IN WHAT FORM OF PAYMENT? (PAGE 14)

    DPL is conducting the offer through a procedure commonly referred to as a modified "Dutch Auction."

    - This procedure allows you to select the price within a specified price range at which you are willing to sell your shares. The price range for this offer is $20.00 to $23.00.

    - DPL will determine the lowest single per share price within the price range that will allow it to purchase 25,000,000 shares, or if fewer shares are tendered, all shares tendered.

    - All shares purchased will be purchased at the same price, even if you have selected a lower price, but no shares will be purchased above the purchase price determined by DPL.

    - If you wish to maximize the chance that your shares will be purchased in the offer, you should check the box in the section on the Letter of Transmittal indicating that you will accept the purchase price determined by DPL under the terms of the offer. Note that this election could result in your shares being purchased at the minimum price of $20.00 per share.

    - Shareholders whose shares are purchased in the offer will be paid the purchase price, net in cash, without interest, as soon as practicable after the expiration of the offer period. Under no circumstances will DPL pay interest on the purchase price, including but not limited to, by reason of any delay in making payment.

DOES DPL HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY SHARES? (PAGE 19)

    Assuming DPL purchases 25,000,000 shares pursuant to the offer at the maximum specified purchase price of $23.00 per share, DPL expects the maximum aggregate cost, not including all fees and expenses applicable to the offer, will be approximately $575 million. In addition, DPL expects to incur approximately $30 million in fees and expenses related to this offer and the financing of the offer as described below. DPL intends to finance this offer from the aggregate net proceeds of (i) the sale to affiliates of Kohlberg Kravis Roberts & Co. ("KKR"), for an aggregate purchase price of approximately
$550 million, of trust preferred securities issued by a trust established by DPL, voting preferred shares of DPL with voting power equal to 4.9% of the outstanding voting power of DPL's securities and warrants to purchase DPL common shares and (ii) the issuance by DPL of additional short- or long-term debt securities in a public or private offering. In the event such amounts are not available to DPL by the expiration date of the offer, DPL will extend the offer period, seek additional financing or terminate the offer. The trust preferred securities to be sold to KKR will have an aggregate face amount of $550 million, will be issued at an initial discounted aggregate price of approximately $500 million, will have a maturity of 30 years (subject to acceleration to six months after the exercise of the warrants) and will pay distributions at a rate of 8.5% of the aggregate face amount per year. The warrants will be for an aggregate of 31,600,000 DPL common shares, will have a term of 12 years, will have

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an exercise price of $21.00 per share and will be sold for an aggregate purchase price of $50 million. The voting preferred shares will be sold for an aggregate purchase price of $68,000. The KKR investment is subject to customary closing conditions, including KKR obtaining $230 million of financing.

WHEN DOES THE TENDER OFFER EXPIRE? CAN DPL EXTEND THE OFFER, AND IF SO, HOW WILL
  I BE NOTIFIED? (PAGE 29)

    - The offer expires Friday, March 3, 2000, at 5:00 p.m., New York City time, unless it is extended by DPL.

    - Yes, DPL may extend the offer at any time.

    - DPL cannot assure you that the offer will be extended or, if extended, for how long.

    - If the offer is extended, DPL will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period.

WHAT IS THE PURPOSE OF THE OFFER? (PAGE 5)

    On February 2, 2000, DPL announced that it had signed a definitive agreement with affiliates of KKR under which KKR will make a strategic investment of $550 million in DPL. DPL intends to use the proceeds from this investment, combined with up to $425 million of new debt capital, to continue its planned generation strategy, make capital expenditures, retire short-term debt and fund the repurchase of shares. DPL currently intends to purchase an additional 6,600,000 shares after this offer is completed. The method, timing and financing of such purchases have not yet been decided.

    This offer provides shareholders with an opportunity to sell all or part of their investment in DPL shares on potentially more favorable terms than would otherwise be available. However, shareholders who choose not to tender their shares may also benefit from these transactions. Non-tendering shareholders will own a greater interest in a company with a potentially stronger earnings per share growth rate.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? (PAGE 16)

    DPL's obligation to accept for payment, purchase or pay for any shares tendered depends upon a number of conditions, including:

    - No significant decrease in the price of DPL's common shares or in the price of equity securities generally, or any adverse changes in the U.S. stock markets or credit markets, shall have occurred during this offer.

    - DPL must not have concluded that it will be unable to obtain approximately $605 million of long-term financing on terms and conditions satisfactory to DPL, in its sole judgment.

    - No legal action shall have been threatened, pending or taken, that might adversely affect the offer.

    - No one shall have proposed, announced or made a tender or exchange offer, other than this offer, merger, business combination or other similar transaction involving DPL.

    - No material change in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of DPL shall have occurred during this offer.

HOW DO I TENDER MY SHARES? (PAGE 8)

    If you decide to tender your shares, you must either:

    - Deliver your shares by mail, physical delivery or book-entry transfer and deliver a completed and signed Letter of Transmittal or an Agent's Message to the Depositary before 5:00 p.m., New York City time, on Friday, March 3, 2000; or

    - If your share certificates are not immediately available for delivery to the Depositary, comply with the guaranteed delivery procedure before 5:00 p.m., New York City time, on Friday, March 3, 2000.

    Contact the Information Agent, the Dealer Manager or your broker for assistance.

    Participants in The Dayton Power and Light Company Employee Savings Plan, The Dayton Power and Light Company Savings Plan for Collective Bargaining Employees or the DPL Inc. Employee Stock Ownership Plan who wish to tender any of their shares held in those plans must instruct the respective plan trustee to tender their shares at least five business days before the expiration of the offer by following the separate instructions and procedures described in
Section 3.

    On February 1, 2000, DPL's Board of Directors declared a dividend of $0.235 per share payable on March 1, 2000. Participants in DPL's dividend reinvestment program may tender shares received in respect of such dividend in this offer.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES? (PAGE 14)

    You may withdraw your tendered shares at any time before 5:00 p.m., New York City time, on Friday, March 3, 2000 and, unless already accepted for payment by DPL, at any time after 12:00 Midnight, New York City time, on Friday, March 31, 2000.

IN WHAT ORDER WILL TENDERED SHARES BE PURCHASED? WILL TENDERED SHARES BE
  PRORATED? (PAGE 3)

    - First, DPL will purchase shares from all holders of "odd lots" of less than 100 shares (not including any shares held in either of the DPL Savings Plans or the ESOP) who properly tender all of their shares at or below the selected purchase price; and

    - Second, after purchasing all shares from the "odd lot holders," DPL will then purchase shares from all other shareholders who properly tender shares at or below the selected purchase price, on a pro rata basis, subject to the conditional tender provisions described in Section 6.

    - Consequently, all of the shares that you tender in the offer may not be purchased even if they are tendered at or below the purchase price.

WHAT DO DPL AND ITS BOARD OF DIRECTORS THINK OF THE OFFER? (PAGE 1)

    The Board of Directors of DPL has approved the offer. However, neither DPL nor DPL's Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price at which you may choose to tender your shares.

    You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

    Our directors and executive officers have advised us that they will not tender any shares in the offer.

WHAT IS THE RECENT MARKET PRICE OF MY SHARES? (PAGE 18)

    On February 1, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the shares on the NYSE Composite Tape was $19 1/16. On February 3, 2000, the last reported sale price was $21 11/16.

    Shareholders are urged to obtain current market quotations for their shares.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS? (PAGE 2)

    If you hold your shares in certificate form and tender your shares directly to the Depositary you will not have to pay any fees or commissions. If you hold your shares through a broker, bank or other fiduciary you should consult with them to determine whether you will be charged any transaction cost for tendering through them.

WHO DO I CONTACT IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    For additional information or assistance, you may contact the Information Agent or the Dealer Manager at the toll free numbers set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

SECTION                                                                                 PAGE
-------                                                                               --------
Summary Term Sheet..................................................................      i
Introduction........................................................................      1
The Offer...........................................................................      3
1.                      Number of Shares; Proration.................................      3
2.                      Purpose of the Offer; Certain Effects of the Offer..........      5
3.                      Procedures for Tendering Shares.............................      8
4.                      Withdrawal Rights...........................................     14
5.                      Purchase of Shares and Payment of Purchase Price............     14
6.                      Conditional Tender of Shares................................     15
7.                      Conditions of the Offer.....................................     16
8.                      Price Range of Shares; Dividends............................     18
9.                      Source and Amount of Funds..................................     19
10.                     Certain Information Concerning DPL..........................     19
11.                     Interests of Directors and Officers; Transactions and            26
                        Arrangements Concerning Shares..............................
12.                     Effects of the Offer on the Market for Shares; Registration      27
                        Under the Exchange Act......................................
13.                     Certain Legal Matters; Regulatory Approvals.................     27
14.                     Certain United States Federal Income Tax Consequences.......     27
15.                     Extension of the Offer; Termination; Amendment..............     29
16.                     Fees and Expenses...........................................     30
17.                     Miscellaneous...............................................     31

                           FORWARD LOOKING STATEMENTS

    This Offer to Purchase, including the Summary, the Introduction and Sections 2, 9 and 10, contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making projections, forecasts or forward-looking statements. These statements are not guarantees of performance. They involve risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future. These risks and uncertainties include, among others:

    - national, international, regional and local economic, competitive and regulatory conditions and developments;

    - capital market conditions, inflation rates and interest rates;

    - energy markets, including the timing and extent of changes in commodity prices;

    - weather conditions;

    - business, regulatory and legal decisions;

    - the pace of deregulation of retail natural gas and electricity delivery;

    - technological developments;

    - the timing and success of business development efforts; and

    - other uncertainties, all of which are difficult to predict and many of which are beyond our control.

    These risks and uncertainties are further discussed in more detail in DPL's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999, respectively.

To the Holders of Common Shares of DPL Inc.:

                                  INTRODUCTION

    DPL Inc., an Ohio corporation, invites its shareholders to tender their DPL common shares, par value $.01 per share, for purchase by DPL. DPL is offering to purchase up to 25,000,000 common shares at a price not in excess of $23.00 nor less than $20.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

    DPL will determine a single per share price that it will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. All shares acquired in the offer will be acquired at the same purchase price. DPL will select the lowest purchase price that will allow it to buy 25,000,000 shares or, if a lesser number of shares are properly tendered and not properly withdrawn, all shares that are properly tendered and not properly withdrawn.

    DPL's offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute this offer. All shares tendered and purchased will include the associated preferred share purchase rights issued pursuant to a Shareholder Rights Agreement dated as of December 3, 1991, as amended, between DPL and The First National Bank of Boston, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred share purchase rights.

    Only shares properly tendered at prices at or below the purchase price selected by DPL and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if the offer is oversubscribed. Shares tendered at prices in excess of the purchase price that is determined by DPL and shares not purchased because of proration or conditional tenders will be returned as promptly as practicable following the Expiration Date. See Section 3.

    DPL reserves the right, in its sole discretion, to purchase more than 25,000,000 shares pursuant to the offer.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING DPL HAVING OBTAINED SUFFICIENT FINANCING FOR THE OFFER. SEE SECTIONS 7 AND 9.

    THE BOARD OF DIRECTORS OF DPL HAS AUTHORIZED THIS OFFER. HOWEVER, NEITHER DPL NOR DPL'S BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSIDER OUR REASONS FOR MAKING THIS OFFER, INCLUDING OUR INCREASED USE OF FINANCIAL LEVERAGE AND OUR INCREASED BUSINESS EMPHASIS ON PROVIDING UNREGULATED ENERGY SERVICES. SEE SECTION 2. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY WILL NOT TENDER ANY SHARES IN THE OFFER. SEE SECTION 11.

    If at the expiration of the offer more than 25,000,000 shares, or a greater number of shares as DPL may elect to purchase, are properly tendered at or below the purchase price and not properly withdrawn, DPL will buy shares first from all Odd Lot Holders, as defined in Section 1, who properly tender all their shares at or below the purchase price, and second, on a pro rata basis from all other shareholders who properly tender shares at prices at or below the purchase price. See Section 1.

    If you tender shares in the offer, your tender will include a tender of the preferred share purchase rights associated with your tendered shares. No separate consideration will be paid for the rights. See Section 8.

    The purchase price will be paid net to the tendering shareholder in cash, without interest thereon, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by DPL in the offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3.

    DPL will pay all fees and expenses incurred in connection with the offer by Credit Suisse First Boston, the Dealer Manager for this offer, EquiServe, the Depositary for this offer, Georgeson Shareholder Communications Inc., the Information Agent for this offer, T. Rowe Price Trust Company, the trustee of each of the DPL Savings Plans, and Bank One Dayton, N.A., trustee of the ESOP. See Section 16.

    Participants in The Dayton Power and Light Company Employee Savings Plan and The Dayton Power and Light Company Savings Plan for Collective Bargaining Employees may instruct the trustee of those plans, T. Rowe Price Trust Company, to tender some or all of the shares held for the participant's account by following the instructions in the separate "Letter to Participants in the DPL Savings Plans" and returning it to the trustee's agent in accordance with those instructions. If the trustee has not received a participant's instructions at least five business days prior to the Expiration Date, the trustee will not tender any shares held on behalf of the participant in the plan. Proceeds received from any tender of shares held for the participant's account in one of the DPL Savings Plans will be initially invested under the terms of the plans for the participant in a short-term government securities fund, and subsequently may be transferred by the participant to other investment funds as permitted by the plan. See Section 3.

    Participants in the DPL Inc. Employee Stock Ownership Plan may instruct the trustee, Bank One Dayton, N.A., to tender some or all of the DPL common shares allocated to the participant's account in that plan by following the instructions in the separate "Letter to Participants in the DPL Inc. Employee Stock Ownership Plan" and returning it to the trustee's agent in accordance with those instructions. If the trustee has not received a participant's instructions at least five business days prior to the Expiration Date, the trustee will not tender any shares held on behalf of the participant in the plan. Proceeds received from any tender of shares from a participant's account will be reinvested under the terms of the plan in DPL common shares following the tender offer. Participants should be aware that the proceeds will be reinvested in DPL common shares under the terms of the plan at the prevailing market price at the time of the reinvestment, which price may be higher or lower than the purchase price paid by DPL for shares in the tender offer.

    On February 1, 2000, DPL's Board of Directors declared a dividend of $0.235 per share payable on March 1, 2000. Participants in DPL's dividend reinvestment program may tender shares received in respect of such dividend in this offer.

    As of February 3, 2000, DPL had 158,682,304 issued and outstanding common shares, 31,600,000 shares reserved for issuance pursuant to the KKR warrants and 6,650,000 shares reserved for issuance upon exercise of outstanding stock options under DPL's new stock option plan. The 25,000,000 shares that DPL is offering to purchase pursuant to the offer represent approximately 15.8% of DPL's shares outstanding on February 3, 2000. The shares are listed and traded on the New York Stock Exchange under the symbol "DPL." On February 1, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the shares as reported on the NYSE Composite Tape was $19 1/16. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See
Section 8.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION.

    Upon the terms and subject to the conditions of the offer, DPL will purchase 25,000,000 shares, or the lesser number of shares that are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, as defined below, at prices not in excess of $23.00 nor less than $20.00 per share, net to the seller in cash, without interest.

    The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, March 3, 2000. DPL may, in its sole discretion, extend the period of time during which the offer will remain open. In the event of an extension, the term "Expiration Date" will refer to the latest time and date at which the offer, as extended by DPL, will expire. See Section 15 for a description of DPL's right to extend, delay, terminate or amend the offer.

    In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must either (1) specify that they are willing to sell their shares to DPL at the price determined in the offer, or (2) specify the price, not in excess of $23.00 nor less than $20.00 per share, at which they are willing to sell their shares to DPL in the offer. As promptly as practicable following the Expiration Date, DPL will, upon the terms and subject to the conditions of the offer, determine a single per share purchase price that it will pay for shares properly tendered and not properly withdrawn pursuant to the offer, taking into account the number of shares tendered and the prices specified by tendering shareholders. All shares purchased in the offer will be purchased at the same purchase price. DPL will select the lowest purchase price that will allow it to buy 25,000,000 shares, or the lesser number of shares that are properly tendered at prices not in excess of $23.00 nor less than $20.00 per share.

    Only shares properly tendered at prices at or below the purchase price determined by DPL and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions, all of the shares tendered at or below the purchase price will not be purchased if the offer is oversubscribed. All shares tendered and not purchased pursuant to the offer, including shares tendered at prices in excess of the purchase price determined by DPL and shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at DPL's expense as promptly as practicable following the Expiration Date.

    DPL reserves the right to purchase more than 25,000,000 shares pursuant to the offer. In accordance with applicable regulations of the Securities and Exchange Commission, DPL may purchase pursuant to the offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the offer. See Section 15.

    In the event of an over-subscription of the offer, shares tendered at or below the purchase price before the Expiration Date will be subject to proration, except for Odd Lots (as defined below). The proration period also expires on the Expiration Date.

    If DPL (1) increases the price that may be paid for shares above $23.00 per share or decreases the price that may be paid for shares below $20.00 per share,
(2) materially increases the Dealer Manager fee, (3) increases the number of shares that it may purchase in the offer by more than 2% of the outstanding shares, or (4) decreases the number of shares that it may purchase in the offer, then the offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

    The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions. See Sections 5, 7 and 9.

    PRIORITY OF PURCHASES. If more than 25,000,000 shares (or a greater number of shares as DPL may elect to purchase) have been properly tendered at prices at or below the selected purchase price and not properly withdrawn before the Expiration Date, DPL will purchase properly tendered shares on the basis set forth below:

    First, DPL will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

    (1) tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the selected purchase price (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

    (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

    Second, after the purchase of all of the shares properly tendered and not properly withdrawn by Odd Lot Holders, subject to the conditional tender provisions described in Section 6, DPL will purchase all other shares tendered at prices at or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

    Consequently, all of the shares that a shareholder tenders in the offer may not be purchased even if they are tendered at prices at or below the purchase price.

    ODD LOTS. The term "Odd Lots" means all shares tendered at prices at or below the selected purchase price by any person (an "Odd Lot Holder") who owned beneficially or of record as of the close of business on February 3, 2000, and continues to own beneficially and of record as of the Expiration Date, an aggregate of fewer than 100 shares (not including any shares held in one of DPL Savings Plans or the ESOP) and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares, or with respect to any shares held in one of the DPL Savings Plans or the ESOP. By tendering in the offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of the shareholder's shares pursuant to the offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

    DPL also reserves the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders any shares owned beneficially or of record, at or below the selected purchase price and who, as a result of proration, would then own beneficially or of record, an aggregate of fewer than 100 shares. If DPL exercises this right, it will increase the number of shares that it is offering to purchase in the offer by the number of shares purchased through the exercise of the right.

    PRORATION. If proration of tendered shares is required, DPL will determine the proration factor as promptly as practicable following the Expiration Date. Proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders, other than Odd Lot Holders, at or below the selected purchase price. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, DPL does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until approximately seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

    As described in Section 14, the number of shares that DPL will purchase from a shareholder pursuant to the offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

    This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on DPL's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

    Diversified utility companies, including DPL, have experienced and will continue to experience a significant increase in the level of competition in the utility and energy services markets over time. A steady move away from a regulated monopoly energy supply structure toward a more competitive structure has affected the utility industry for nearly two decades. During the past decade, various state and federal regulatory changes have occurred and a significant number of states have begun to implement legislative initiatives to permit retail customers to choose their energy supply provider.

    Ohio enacted deregulation legislation in July 1999. As a result, customers of DPL's utility subsidiary, The Dayton Power and Light Company ("DP&L"), will be able to purchase power from other sources commencing January 1, 2001. DP&L's rates for power which it provides to customers within its service territory will be frozen for a period of time (ending not later than December 31, 2005). During this period, DP&L has asked the Public Utilities Commission of Ohio to allow it to recover stranded costs through collection of a transition charge. That case is pending.

    As required by the new legislation, DPL and DP&L are reorganizing their corporate and business structure to separate non-competitive (i.e., regulated) and competitive businesses. DP&L will maintain its focus on its core electric transmission and distribution business and DPL will operate its generation business through a separate business unit. Reliability, efficiency and cost control programs continue to contribute to DPL's expected earnings growth. DPL's generation business unit, an industry leader in efficiency and availability, set a new peak record in the summer of 1999 increasing its all-time peak high by 4%.

    DPL continues its ongoing productivity and efficiency initiatives within its business units including electric transmission and distribution, electric generation, electric wholesale sales, gas distribution and retail gas and electric energy services.

    DPL Energy Inc., a DPL subsidiary with Federal Energy Regulatory Commission permission to sell wholesale electric energy, has announced three phases of its plans to expand peaking generation capacity. New peak electricity utilization records were set throughout the Midwest in the summer of 1999. The three phases represent an investment of $205 million, increasing peaking capacity by 20% or 635 megawatts.

    DPL announced in December that it had reached an agreement with Indiana Energy Inc. to sell its natural gas retail distribution business unit for $425 million in cash. The sale will allow DPL to focus on growing the electric business. The sale is expected to be completed by the second quarter of 2000, subject to regulatory approval, and after-tax proceeds will be used for general corporate purposes.

    DPL maintains a portfolio of financial assets with a book value of approximately $1.1 billion at December 31, 1999. The portfolio is made up of a combination of equity and debt investments designed to provide the financial flexibility, liquidity and stability to continue DPL's strong record of earnings growth. The portfolio contributed $55 million to income in 1999.

    Based upon the above initiatives, DPL will seek to achieve long-term returns that meet or exceed that of other industry participants. At the same time, DPL's business environment is expected to change which may increase the volatility in revenue and income streams.

    As a complement to its business strategy, DPL has employed various financial initiatives intended to increase DPL's financial and operating flexibility and to further position DPL for the increasingly competitive utility and energy market. In 1999, DPL repurchased 3.5 million common shares at a cost of $61 million.

    DPL intends to repurchase up to 25,000,000 common shares in this offer, representing approximately 15.8% of its outstanding common shares as of February 3, 2000. DPL currently intends to purchase an additional 6,600,000 shares after this offer is completed. The method, timing and financing of such purchases have not yet been decided.

    DPL is seeking the consent of the participating lenders in its revolving credit facilities to amend such facilities' financial covenants in a manner consistent with this offer.

    Assuming DPL purchases 25,000,000 shares pursuant to the offer at the maximum specified purchase price of $23.00 per share, DPL expects the maximum aggregate cost, not including all fees and expenses applicable to the offer, will be approximately $575 million. In addition, DPL expects to incur approximately $30 million in fees and expenses related to this offer and the financing thereof as described below. DPL intends to finance this offer from the aggregate net proceeds of (i) the sale to affiliates of KKR, for an aggregate purchase price of $550 million, of trust preferred securities issued by a trust established by DPL, voting preferred shares of DPL with voting power equal to 4.9% of the outstanding voting power of DPL's securities and warrants to purchase DPL common shares and (ii) the issuance by DPL of additional short- or long-term debt securities in a public or private offering. In the event such amounts are not available to DPL by the expiration date of this offer, DPL will extend the offer period, seek alternative financing or terminate the offer. The trust preferred securities to be sold to KKR will have an aggregate face amount of $550 million, will be issued at an initial discounted aggregate price of approximately $500 million, will have a maturity of 30 years (subject to acceleration to six months after the exercise of the warrants) and will pay distributions at a rate of 8.5% of the aggregate face amount per year. The warrants will be for an aggregate of 31,600,000 DPL common shares, will have a term of 12 years, will have an exercise price of $21.00 per share and will be sold for an aggregate purchase price of $50 million. The voting preferred shares will be sold for an aggregate purchase price of $68,000. The KKR investment is subject to customary closing conditions, including KKR obtaining $230 million in financing.

    DPL intends to use the proceeds from the KKR investment, combined with up to $425 million of new debt capital, to continue its planned generation strategy, retire short-term debt and fund the repurchase of shares. These transactions are designed to increase the financial leverage employed by DPL in its capital structure. DPL expects to maintain a credit rating of at least BBB on its debt and preferred securities. However, these ratings are subject to periodic review by the rating agencies and may change from time to time.

    This offer allows shareholders an opportunity to exit, subject to proration in the offer, their investment in DPL on potentially more favorable terms than would otherwise be available. The offer provides shareholders who are considering a sale of all or a portion of their shares with the opportunity to:

    - sell a portion of their shares while retaining a continuing equity interest in DPL;

    - determine the price or prices, not in excess of $23.00 nor less than $20.00 per share, at which they are willing to sell their shares and, subject to the terms and conditions of the offer (including proration) and if shares are tendered by their registered owner directly to the Depositary, to sell shares for cash without the usual transaction costs associated with open market sales; and

    - for Odd Lot Holders who hold shares in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the offer, avoid the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their shares in a New York Stock Exchange transaction.

    Non-tendering shareholders will own a greater interest in a company with a potentially stronger earnings per share growth rate. Shareholders who determine not to accept the offer will realize a proportionate increase in their relative ownership interest in DPL, and thus in DPL's future earnings and assets, subject to DPL's right to issue additional shares and other equity securities in the future. Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher than the purchase price in the offer. DPL can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by DPL in the offer.

    In considering the offer, DPL's Board of Directors took into account the expected financial impact of the offer, including the company's increased long-term obligations as a result of the offer and the resulting increased interest expense. The DPL Board of Directors believes that DPL's financial condition and outlook and current market conditions, including recent trading prices of DPL's common shares, make this an attractive time to repurchase a portion of its outstanding shares. In the view of DPL's Board of Directors, the offer is an attractive use of DPL's financial resources and will result in a more appropriate capital structure for DPL.

    Accordingly, the offer is consistent with DPL's long-term corporate goal of increasing shareholder value. After the offer is completed, DPL believes that its anticipated cash flow from operations, access to credit facilities and capital markets, and financial condition will, taken together, be adequate for its needs for the foreseeable future. However, actual experience may differ significantly from DPL's expectations. Future events, such as regulatory developments, adverse effects on operations, or levels of capital or other expenditures, could have the effect of reducing DPL's available cash or might reduce or adversely affect the availability or cost of external financial resources.

    Other than as disclosed in this Offer to Purchase, DPL may in the future purchase additional shares in the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. Future purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits DPL and its affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the Expiration Date. Any future purchases by DPL will depend on many factors, including:

    - the market price of the shares;

    - the results of this offer;

    - DPL's business and financial position; and

    - general economic and market conditions.

    Shares that DPL acquires in the offer will be restored to the status of authorized but unissued shares or held in treasury and will be available for DPL to issue without further shareholder action (except as required by applicable law or stock exchange rules) for all purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in DPL's business and the satisfaction of obligations under existing or future employee benefit plans. DPL has no current plans for the issuance of shares repurchased pursuant to the offer.

    Upon the closing of KKR's investment in DPL, George Roberts and Scott Stuart, partners of KKR, will join DPL's Board of Directors. KKR will have the right to nominate one person for election to the Board of Directors so long as it maintains a specified minimum investment in DPL securities.

    At its February 1, 2000 meeting, DPL's Board of Directors made several changes to DPL's executive and director compensation programs. In order to further motivate its executives, align their interests with those of DPL's shareholders and encourage them to continue over the longer term with DPL, the Board adopted, subject to shareholder approval, a new Stock Option Plan which will replace the Management Stock Incentive Program. The Stock Option Plan will also replace the Directors' Deferred Stock Compensation Plan. The

Stock Option Plan permits options covering up to 8,000,000 shares to be granted. A three-year block grant of options for 6,150,000 shares was made to the executive group at an exercise price of $21.00 per share (which was above the February 1 closing price for DPL's shares) with five-year vesting. Each non-employee director was also granted a three-year block grant for 50,000 options. Stock incentive units earned under the prior stock incentive program were fixed and the payment was deferred until 2005. The change of control severance agreements of senior executives were also amended to increase the trigger threshold for acquisitions approved by the Board from 15% to 50% of DPL's shares.

    Except as disclosed in this Offer to Purchase, DPL currently has no plans, proposals or negotiations underway that relate to or would result in:

    - any extraordinary transaction, such as a merger, reorganization or liquidation, involving DPL or any of its subsidiaries, which is material to DPL and its subsidiaries, taken as a whole;

    - any purchase, sale or transfer of a material amount of assets of DPL or any of its subsidiaries, taken as a whole;

    - any material change in the dividend rate or policy, or indebtedness or capitalization of DPL;

    - any change in the present board of directors or management of DPL, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

    - any other material change in DPL's corporate structure or business;

    - any class of equity securities of DPL being delisted from a national securities exchange;

    - any class of equity securities of DPL becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act;

    - the suspension of DPL's obligation to file reports under Section 15(d) of the Exchange Act;

    - the acquisition by any person of additional securities of DPL, or the disposition of securities of DPL; or

    - any changes in DPL's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of DPL.

    The Board of Directors of DPL has authorized the offer. However, neither DPL nor its Board of Directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price at which shareholders should tender their shares, and neither has authorized any person to make any recommendation. Shareholders are urged to evaluate carefully all information in the offer, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, how many shares to tender and the price or prices at which to tender them. DPL has been advised that none of its directors or executive officers intends to tender any shares pursuant to the offer. See Section 11.

3.  PROCEDURES FOR TENDERING SHARES.

    PROPER TENDER OF SHARES. For shares to be tendered properly pursuant to the offer:

    (1) the certificates for the shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

    (2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

    In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares pursuant to the offer must either
(1) check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer" or (2) check one of the boxes in the section of the Letter of Transmittal captioned "Price (in dollars) per Share at Which Shares Are Being Tendered" indicating the price at which shares are being tendered. A tender of shares will be proper if and only if, one of these boxes is checked on the Letter of Transmittal.

    If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could result in your shares being purchased at the minimum price of $20.00 per share.

    If you wish to indicate a specific price (in multiples of $0.125) at which your shares are being tendered, you must check a box under the section captioned "Price (in dollars) per Share at Which Shares Are Being Tendered." Note that this election could result in no shares being purchased if you check a box other than the box representing the lowest price. A shareholder who wishes to tender shares at more than one price must complete separate letters of transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the offer) at more than one price.

    In addition, Odd Lot Holders who tender all shares must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

    Shareholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary.

    Participants in The Dayton Power and Light Company Employee Savings Plan and The Dayton Power and Light Company Savings Plan for Collective Bargaining Employees may instruct the trustee of those plans, T. Rowe Price Trust Company, to tender some or all of the shares held for the participant's account by following the instructions in the separate "Letter to Participants in the DPL Savings Plans" and returning it to the trustee's agent in accordance with those instructions. If the trustee has not received a participant's instructions at least five business days prior to the Expiration Date, the trustee will not tender any shares held on behalf of the participant in the plan. Proceeds received from any tender of shares attributed to one of the DPL Savings Plans will be initially invested under the terms of the plans for the participant in a short-term government securities fund, and subsequently may be transferred by the participant to other investment funds as permitted by the plan.

    Participants in the DPL Inc. Employee Stock Ownership Plan who wish to tender some or all of the shares allocated to their accounts must follow the instructions in the "Letter to Participants in the DPL Inc. Employee Stock Ownership Plan" furnished separately and return it to the plan trustee in accordance with those instructions. The instructions must be received by the trustee's agent no later than five business days prior to the Expiration Date, or no shares attributed to the participant's account will be tendered.

    On February 1, 2000, DPL's Board of Directors declared a dividend of $0.235 per share payable on March 1, 2000. Participants in DPL's dividend reinvestment program may tender shares received in respect of such dividend in this offer.

    SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required if:

    (1) the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the shares) tendered and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

    (2) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

    If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

    In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, and any other documents required by the Letter of Transmittal.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the shares for purposes of the offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that DPL may enforce such agreement against the participant.

    UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the United States Internal Revenue Service ("IRS"), unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the United States Holder (as defined in Section 14) may be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 14)) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W- 8, signed under penalties of perjury, attesting to that shareholder's exempt status. These statements can be obtained from the Depositary. See Instruction 14 of the Letter of Transmittal.

    TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

    WITHHOLDING FOR NON-UNITED STATES HOLDERS. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. To obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (or successor form). To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or successor form). The Depositary will determine a shareholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets those tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

    NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

    GUARANTEED DELIVERY. If a shareholder desires to tender shares pursuant to the offer and the shareholder's share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shares still may be tendered, if all of the following conditions are satisfied:

    (1) the tender is made by or through an Eligible Institution;

    (2) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form DPL has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

    (3) the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

    RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

    DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by DPL, in its sole discretion, and its determination will be final and binding on all parties. DPL reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of DPL's counsel, be unlawful. DPL also reserves the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and DPL's interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by DPL. None of DPL, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

    SAVINGS PLANS. Participants in The Dayton Power and Light Company Employee Savings Plan or The Dayton Power and Light Company Savings Plan for Collective Bargaining Employees may instruct the trustee of those plans, T. Rowe Price Trust Company, to tender some or all of the shares held for a participant's account by following the instructions in the separate "Letter to Participants in the DPL Savings Plans" furnished separately and returning it to the trustee's agent in accordance with those instructions. All documents furnished to shareholders generally in connection with the offer will be made available to participants whose individual accounts are credited with shares. Participants in the DPL Savings Plans cannot use the Letter of Transmittal to direct the tender of shares, but must use the separate instruction letter sent to them. The DPL Savings Plans are prohibited from selling shares to DPL for a price that is less than the prevailing market price. Accordingly, if a participant in the DPL Savings Plans elects to tender shares at a price that is less than the prevailing market price of DPL's common shares at the expiration of the offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price on the New York Stock Exchange at the Expiration Date.

    Delivery of the Letter of Transmittal by a participant does not constitute proper tender of his or her DPL Savings Plan shares. Proper tender can only be made by the trustee who is the record owner of the shares. Please note that the deadline for submitting instruction letters to the trustee's agent is earlier than the Expiration Date. If the trustee has not received a participant's instructions at least five business days prior to the Expiration Date, the trustee will not tender any shares held on behalf of the participant in the plan.

    The proceeds received by the DPL Savings Plan trustee from any shares tendered by a DPL Savings Plan participant will be invested following the tender offer initially in a short-term government securities fund. After any successfully tendered shares are processed and the proceeds are credited to a participant's DPL Savings Plan account, participants may contact T. Rowe Price Trust Company by the normal manner of communication (e.g., voice response or on-line access) to exchange any proceeds held in the short-term government securities fund for any other investment option available under the terms of the DPL Savings Plan. Participants in the DPL Savings Plans are urged to read the separate instruction letter and related materials carefully.

    DPL INC. EMPLOYEE STOCK OWNERSHIP PLAN. Participants in the DPL Inc. Employee Stock Ownership Plan may instruct the trustee of that Plan, Bank One Dayton, N.A., to tender some or all of the shares allocated to a participant's account by following the instructions in the separate "Letter to Participants in the DPL Inc., Employee Stock Ownership Plan" furnished separately and returning it to the trustee's agent in accordance with those instructions. All documents furnished to shareholders generally in connection with the offer will be made available to participants whose individual accounts are credited with shares. Participants in the ESOP cannot use the Letter of Transmittal to direct the tender of shares, but must use the separate instruction letter sent to them. The ESOP is prohibited from selling shares to DPL for a price that is less than the prevailing market price. Accordingly, if a participant in the ESOP elects to tender shares at a price that is lower than the prevailing market price of DPL's common shares at the expiration of the offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price on the New York Stock Exchange at the Expiration Date.

    Delivery of a Letter of Transmittal by a participant does not constitute proper tender of his or her ESOP shares. Proper tender can only be made by the trustee who is the record owner of the shares. Please note that the deadline for submitting instruction letters to the trustee's agent is earlier than the Expiration Date. If the trustee has not received a participant's instructions at least five business days prior to the Expiration Date, the trustee will not tender any shares held on behalf of the participant in the ESOP.

    Under the terms of the ESOP funds contributed by DPL or its subsidiaries and earnings on those funds must be invested in DPL common shares. Thus, the proceeds received by the ESOP trustee from DPL common shares tendered by ESOP participants will be treated differently under the terms of the ESOP than the proceeds received by the Savings Plans trustee from DPL common shares tendered by Savings Plan participants. The proceeds received by the ESOP trustee from any shares tendered by an ESOP participant will be reinvested under the terms of the ESOP in DPL common shares following the tender offer. Participants should be aware that the proceeds reinvested under the terms of the ESOP in DPL common shares will be reinvested at the prevailing market price at the time of reinvestment, which may be higher or lower than the purchase price paid by DPL for shares in the tender offer. Participants in the ESOP are urged to read the separate instruction letter and related materials carefully.

    TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; DPL'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the offer, as well as the tendering shareholder's representation and warranty to DPL that (1) the shareholder has a "net long position," within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the shares or equivalent securities at least equal to the shares being tendered, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares tendered or
(b) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the shares in accordance with the terms of the offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. DPL's acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and DPL upon the terms and conditions of the offer.

    LOST OR DESTROYED CERTIFICATES. Shareholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact the Depositary at (800) 736-3001 for instructions as to the documents which will be required to be submitted together with the Letter of Transmittal in order to receive certificate(s) representing the shares. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

    Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to DPL. Any documents delivered to DPL will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4. WITHDRAWAL RIGHTS.

    Shares tendered pursuant to the offer may be withdrawn at any time before the Expiration Date and, unless already accepted for payment by DPL pursuant to the offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Friday, March 31, 2000. Except as otherwise provided in this
Section 4, tenders of shares pursuant to the offer are irrevocable.

    For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, telex or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by DPL, in its sole discretion, which determination will be final and binding on all parties. None of DPL, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

    Participants in either of the DPL Savings Plans or the ESOP who wish to withdraw their shares must follow the instructions found in the separate"Letter to Participants in the DPL Savings Plans" or the "Letter to Participant's in the DPL Inc. Employee Stock Ownership Plan" sent to them separately.

    Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

    If DPL extends the offer, is delayed in its purchase of shares or is unable to purchase shares pursuant to the offer for any reason, then, without prejudice to DPL's rights under the offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of DPL, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

    As promptly as practicable following the Expiration Date, DPL (1) will determine a single per share purchase price it will pay for the shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of shares tendered and the prices specified by tendering shareholders, and (2) will accept for payment and pay for (and thereby purchase) up to 25,000,000 shares properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date. For purposes of the offer, DPL will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of this offer, shares that are properly tendered at or below the selected purchase price and not properly withdrawn only when, as and if it gives oral or written notice to the Depositary of its acceptance of the shares for payment pursuant to the offer.

    DPL will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the offer as soon as practicable after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for shares, or of a timely Book-Entry Confirmation of shares into the Depositary's account at the Book-Entry Transfer Facility, and a properly completed and duly executed Letter of Transmittal, or manually signed facsimile of the Letter of Transmittal, and any other required documents.

    DPL will pay for shares purchased pursuant to the offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from DPL and transmitting payment to the tendering shareholders.

    In the event of proration, DPL will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, DPL does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven business days after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering shareholder at DPL's expense as promptly as practicable after the Expiration Date or termination of the offer without expense to the tendering shareholders. Under no circumstances will DPL pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, DPL may not be obligated to purchase shares pursuant to the offer. See Section 7.

    DPL will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

    Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required United States federal income tax backup withholding of 31% of the gross proceeds paid to the shareholder or other payee pursuant to the offer. See Section 3 regarding United States federal income tax consequences for Non-United States shareholders.

6. CONDITIONAL TENDER OF SHARES.

    Under certain circumstances and subject to the exceptions for Odd Lot Holders described in Section 1, DPL may prorate the number of shares purchased pursuant to the offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own tax advisor.

    Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are purchased. If the effect of accepting tenders on a pro rata basis would be to reduce the number of shares to be purchased from any shareholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery and regarded as withdrawn as a result of proration will be returned as promptly as practicable after the Expiration Date.

    If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 25,000,000 then, to the extent feasible, DPL will select enough of the conditional tenders that would otherwise have been withdrawn to permit DPL to purchase 25,000,000 shares. In selecting among the conditional tenders, DPL will select by lot and will limit its purchase in each case to the designated minimum of shares to be purchased.

7. CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the offer, DPL will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules under the Exchange Act, if at any time on or after February 4, 2000 and before the Expiration Date any of the following events have occurred (or have been determined by DPL to have occurred) that, in DPL's sole judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by DPL), makes it inadvisable to proceed with the offer or with acceptance for payment:

    - there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

     (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of some or all of the shares pursuant to the offer or otherwise relates in any manner to the offer; or

     (2) in DPL's sole judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of DPL and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of DPL or any of its subsidiaries or materially impair the contemplated benefits of the offer to DPL;

    - there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or DPL or any of its subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal domestic, foreign or supranational, that, in DPL's sole judgment, could directly or indirectly:

     (1) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer;

     (2) delay or restrict the ability of DPL, or render DPL unable, to accept for payment or pay for some or all of the shares;

     (3) materially impair the contemplated benefits of the offer to DPL; or

     (4) materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of DPL and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of DPL or any of its subsidiaries;

    - there has occurred any of the following:

     (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

     (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

     (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in DPL's sole judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

     (5) any significant decrease in the market price of the shares or in the market prices of equity securities generally in the United States, any significant increase in the interest rate, distribution rate or other significant change in the terms for debt securities offerings in the United States, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in the sole judgment of DPL, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of DPL and its subsidiaries, taken as a whole, or on the trading in DPL common shares, or on the proposed financing of the offer;

     (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

     (7) any decline in the Dow Jones Industrial Average or the Standard and Poor's 500 Composite Index by an amount in excess of 10% measured from the close of business on February 4, 2000;

    - DPL concludes in its sole judgment that it is or will be unable prior to the Expiration Date to obtain approximately $605 million of long-term financing on terms and conditions satisfactory to DPL;

    - a tender or exchange offer for any or all of the shares (other than this offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving DPL or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

    - DPL learns that:

     (1) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before February 3, 2000 and other than the investment by KKR described herein); or

     (2) any entity, group or person who has filed a Schedule 13D or
        Schedule 13G with the SEC on or before February 3, 2000 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 2% or more of the outstanding shares;

    - any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire DPL or any of its common shares, or has made a public announcement reflecting an intent to acquire DPL or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the Board of Directors of DPL (other than KKR in connection with its investment described herein);

    - any change or changes have occurred or are threatened in the business, condition (financial or otherwise), assets, income, operations, prospects or share ownership of DPL or its subsidiaries that, in DPL's sole judgment, is or may be material to DPL or its subsidiaries; or

    - DPL determines that the consummation of the offer and the purchase of the shares may cause its common shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

    The conditions referred to above are for the sole benefit of DPL and may be asserted by DPL regardless of the circumstances, including any action or omission to act by DPL, giving rise to any condition, and may be waived by DPL, in whole or in part, at any time and from time to time in its sole discretion. DPL's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if DPL waives any of the conditions described above, it may be required to extend the Expiration Date. Any determination by DPL concerning the events described above will be final and binding on all parties.

8. PRICE RANGE OF SHARES; DIVIDENDS.

    DPL common shares are listed for trading on the New York Stock Exchange under the symbol "DPL." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NYSE Composite Tape and the cash dividends paid per share in each fiscal quarter:

                                                                  HIGH             LOW        DIVIDENDS
                                                              -------------   -------------   ---------
1998
Second quarter..............................................  $ 19 7/16       $ 16 15/16       $0.235
Third quarter...............................................    19 5/8          16 15/16        0.235
Fourth quarter..............................................    21 5/8          18 11/16        0.235
1999
First quarter...............................................    21 11/16        16 1/2          0.235
Second quarter..............................................    19 7/8          16 3/8          0.235
Third quarter...............................................    19 5/8          16 15/16        0.235
Fourth quarter..............................................    20 5/16         16 5/8          0.235
2000
First quarter (through February 3, 2000)....................    21 15/16        16 5/8          0.235

    On February 1, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the shares as reported on the NYSE Composite Tape was $19 1/16. On February 3, 2000 the last reported sale price was $21 11/16. DPL URGES SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    SHAREHOLDER RIGHTS AGREEMENT. Holders of common shares have a contingent right to purchase four-ninths of one preferred share purchase (a "Right") for each DPL common share held by them. Each Right, evidenced by and traded with the common shares, when it becomes exercisable, entitles the registered holder to purchase from DPL one one-hundredth of a Preferred Share, Series A, no par value, at an exercise price of $66 per one one-hundredth of a share (the "Purchase Price").

    The Rights will separate from the common shares and become exercisable following the earlier to occur of (i) ten days following the date of public disclosure that a person or group (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding common shares or
(ii) ten business days following the commencement of a tender offer or exchange offer by a person other than DPL to acquire beneficial ownership of 15% or more of the outstanding common shares (the earlier of such dates being called the "Distribution Date").

    In the event a person becomes an Acquiring Person, the Rights would entitle each holder of a Right to purchase at the Purchase Price, that number of common shares having a market value equal to two times the Purchase Price. In the event that, following the acquisition of 15% of the common shares, DPL is acquired in a merger or other business combination or more than 50% of its consolidated assets, earning power or cash flow is sold or otherwise transferred or disposed of, the Rights would entitle each holder of a Right, except for Rights held by an Acquiring Person, to purchase, at the Purchase Price, that number of common shares of the acquiring company having a market value of two times the Purchase Price. DPL is entitled to redeem or amend the Rights, subject to certain conditions, prior to the Distribution Date. In connection with KKR's investment described herein, the Shareholder Rights Agreement was amended to permit such investment and to allow KKR to increase its investment up to 25% of the outstanding common shares.

    The Rights will expire on December 13, 2001 unless earlier redeemed or exchanged by DPL.

    The foregoing description of the preferred share purchase rights is qualified in its entirety by reference to the Shareholder Rights Agreement, a copy of which has been filed as an exhibit to a Form 8-A filed by DPL on December 4, 1991. This exhibit may be obtained from the SEC in the manner provided in Section 10.

9.  SOURCE AND AMOUNT OF FUNDS.

    Assuming DPL purchases 25,000,000 shares pursuant to the offer at the maximum specified purchase price of $23.00 per share, DPL expects the maximum aggregate cost, not including all fees and expenses applicable to the offer, will be approximately $575 million. In addition, DPL expects to incur approximately $30 million in fees and expenses related to this offer and the financing thereof as described below. DPL intends to finance this offer from the aggregate net proceeds of (i) the sale to affiliates of KKR, for an aggregate purchase price of $550 million, of trust preferred securities issued by a trust established by DPL, voting preferred shares of DPL with voting power equal to 4.9% of the outstanding voting power of DPL's securities and warrants to purchase DPL common shares and (ii) the issuance by DPL of additional short-or long-term securities in a public or private offering. In the event such amounts are not available to DPL by the expiration date of this offer, DPL will extend the offer period, seek alternative financing or terminate the offer. The trust preferred securities to be sold to KKR will have an aggregate face amount of $550 million, will be issued at an initial discounted aggregate price of $500 million, will have a maturity of 30 years (subject to acceleration to six months after the exercise of the warrants) and will pay distributions at a rate of 8.5% of the aggregate face amount per year. The warrants will be for an aggregate of 31,600,000 DPL common shares, will have a term of 12 years, will have an exercise price of $21.00 per share and will be sold for an aggregate purchase price of $50 million. The voting preferred shares will be sold for an aggregate purchase price of $68,000. The KKR investment is subject to customary closing conditions, including KKR obtaining $230 million in financing.

10. CERTAIN INFORMATION CONCERNING DPL.

    GENERAL. DPL Inc., based in Dayton, Ohio, is an energy services holding company with approximately 2,500 employees and annual revenues in 1998 of $1.38 billion.

    DPL Inc.'s principal subsidiary is DP&L. DP&L sells electricity and natural gas to residential, commercial and governmental customers in a 6,000 square mile area of West Central Ohio. Other subsidiaries of DPL include Miami Valley Resources, Inc., a natural gas supply management company; Miami Valley
Leasing, Inc., which leases communications equipment and other miscellaneous equipment, owns real estate and has, for financial investment purposes, acquired limited partnership interests in wholesale electric generation; Miami Valley Lighting, Inc., a street lighting business; Miami Valley CTC, Inc., which provides transportation services; Miami Valley Insurance Company, an insurance company for DPL and its subsidiaries; Miami Valley Development Company, which has acquired real estate for DP&L and is engaged in the business of technology research and development; MVE Inc., which provides support services to DPL; DPL Energy, Inc., which has been granted authority to engage in the business of brokering wholesale electric energy; and Plaza Building Inc., which owns and leases an office building.

    The executive offices of DPL Inc. are located at Courthouse Plaza Southwest, Dayton, Ohio 45402--telephone (937) 224-6000.

    RECENTLY ANNOUNCED RESULTS OF OPERATIONS FOR FISCAL 1999. On January 25, 2000, DPL reported 1999 earnings growth of 9%. Earnings for the fourth quarter were $0.27 per share, up 12.5% from a year ago. 1999 earnings per share were $1.35, compared to the $1.24 per share earned in 1998. For the full year 1999 and the fourth quarter, operating revenues were $1.34 billion and $333.7 million, respectively, net income was $204.2 million and $40.7 million, respectively, and average number of common shares outstanding was 151.4 million and 150.5 million.

    SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION. The following table contains summary historical condensed consolidated financial information of DPL and its subsidiaries. The summary historical condensed consolidated financial information for the years ended December 31, 1998 and 1997 and as of December 31, 1998 and 1997 has been derived from the audited consolidated financial statements of DPL. The summary historical condensed consolidated financial information for the nine months ended September 30, 1999 and 1998 and as of September 30, 1999 and 1998 has been derived from the unaudited consolidated financial statements of DPL. In the opinion of management, the interim condensed consolidated financial information reflects all adjustments necessary for a fair presentation. These adjustments are only of a normal recurring nature. The summary historical condensed consolidated financial information should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited consolidated financial statements and the related notes thereto from which it has been derived. More comprehensive financial information is included in the consolidated financial statements and related notes contained in DPL's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which it files with the SEC.

                                    DPL INC.
        SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                 BALANCE SHEET
                                 (IN MILLIONS)

                                                                    AT              AT
                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                   1999            1998
                                                              --------------   -------------
ASSETS
Net Property................................................     $2,220.1         $2,238.7
Current assets..............................................        416.6            493.4
Investments and Other Assets................................      1,335.1          1,123.8
                                                                 --------         --------
Total Assets................................................     $3,971.8         $3,855.9
                                                                 ========         ========
CAPITALIZATION AND LIABILITIES

CAPITALIZATION
Common Shareholder's Equity.................................     $1,375.4         $1,383.7
Preferred Stock.............................................         22.9             22.9
Long-Term Debt..............................................      1,336.5          1,065.9
                                                                 --------         --------
Total Capitalization........................................      2,734.8          2,472.5
Current Liabilities.........................................        406.4            548.8
Deferred Credits and Other..................................        830.6            834.6
                                                                 --------         --------
Total Capitalization and Liabilities........................     $3,971.8         $3,855.9
                                                                 ========         ========

                                    DPL INC.
        SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                              STATEMENT OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                        NINE MONTHS          TWELVE MONTHS
                                                           ENDED                 ENDED
                                                       SEPTEMBER 30,         DECEMBER 31,
                                                    -------------------   -------------------
                                                      1999       1998       1998       1997
                                                    --------   --------   --------   --------
Revenues..........................................  $1,005.2   $1,015.5   $1,352.2   $1,333.6
Expenses..........................................     684.8      705.9      970.2      978.0
                                                    --------   --------   --------   --------
Operating Income..................................     320.4      309.6      382.0      355.6
                                                    --------   --------   --------   --------
Investment Income.................................      35.8       20.2       33.4       27.2
Interest Expense..................................     (82.1)     (69.6)     (93.8)     (87.3)
Other Income (Deductions).........................      (6.5)      (8.4)     (12.1)      (8.7)
                                                    --------   --------   --------   --------
Income Before Taxes...............................     267.6      251.8      309.5      286.8
Income Taxes......................................     104.0       98.8      120.4      105.4
                                                    --------   --------   --------   --------
Net Income........................................  $  163.6   $  153.0   $  189.1   $  181.4
Average Number of Common Shares
  Outstanding (millions)..........................     151.7      152.7      152.8      151.4
Earnings Per Share of Common Stock--Basic and
  Diluted.........................................     $1.08      $1.00      $1.24      $1.20
Dividends Paid Per Share of Common Stock..........    $0.705     $0.705      $0.94      $0.91
Book Value Per Common Share.......................     $9.10      $8.67      $9.01      $8.45
Common Shares Outstanding (millions)..............    $158.6     $161.0     $161.3     $160.2
Ratio of earnings to fixed charges................      4.26       4.62       4.33       4.32

    SUMMARY UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL
STATEMENTS. The following summary unaudited condensed consolidated pro forma financial statements give effect to the purchase of DPL common shares pursuant to this Offer to Purchase, including the related financing transactions, based on certain assumptions described below and in the related Notes below.

    The Summary Unaudited Condensed Consolidated Pro Forma Balance Sheet as of September 30, 1999 gives effect to the purchase of common shares pursuant to the offer, including the related financing transactions, as though such events occurred as of the date of such balance sheet. The Summary Unaudited Condensed Consolidated Pro Forma Statements of Income for the nine months ended
September 30, 1999 and for the year ended December 31, 1998 give effect to the purchase of common shares pursuant to the offer, including the related financing transactions, as though such events occurred on January 1, 1998.

    The summary unaudited condensed consolidated pro forma financial statements should be read in conjunction with the summary historical condensed consolidated financial information included in this Offer to Purchase and the historical consolidated financial information incorporated by reference herein. The summary unaudited condensed consolidated pro forma financial statements are subject to a number of uncertainties and assumptions and do not purport to be indicative of the operating results that would actually have been obtained, or operating results that may be obtained in the future, or the financial position that would have resulted had the purchase of the common shares pursuant to this offer, including the related financing transactions, been completed at the dates indicated.

                                    DPL INC.
                  SUMMARY OF UNAUDITED CONDENSED CONSOLIDATED
                            PRO FORMA BALANCE SHEET
                    FOR NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 (IN MILLIONS)

                                                                         PRO FORMA
                                                        HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                        ----------      -----------      ---------
ASSETS
Property, plant and equipment.........................   $2,220.1        $     --        $2,220.1
Current assets........................................      416.6           (55.0)(1)       361.6
Financial assets......................................      931.1                           931.1
Other assets..........................................      404.0            25.0 (4a)      429.0
                                                         --------        --------        --------
    Total Assets......................................   $3,971.8        $  (30.0)       $3,941.8
                                                         ========        ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY
Common stock..........................................   $    1.6        $   (0.3)(2a)   $    1.3
Other Paid in Capital.................................      753.7          (577.2)(2b)      176.5
Warrants..............................................         --            47.5 (3)        47.5
Earnings reinvested in the business...................      651.3                           651.3
Other.................................................      (31.2)                          (31.2)
                                                         --------        --------        --------
    Total common shareholders' equity.................    1,375.4          (530.0)          845.4
Preferred stock.......................................       22.9                            22.9
Preferred stock subject to mandatory redemption.......                        0.7 (4c)        0.7
Company obligated mandatorily redeemable trust
  preferred securities of subsidiary holding solely
  parent debentures...................................                      499.3 (4b)      499.3
Long-term debt........................................    1,336.5                         1,336.5
                                                         --------        --------        --------
    Total capitalization..............................    2,734.8           (30.0)        2,704.8
LIABILITIES
Current Liabilities...................................      406.4                           406.4
Deferred taxes........................................      457.0                           457.0
Other credits.........................................      373.6                           373.6
                                                         --------        --------        --------
                                                         --------        --------        --------
    Total liabilities and capitalization..............   $3,971.8        $  (30.0)       $3,941.8
                                                         ========        ========        ========

                                    DPL INC.
                  SUMMARY OF UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA STATEMENT OF INCOME
                    FOR NINE MONTHS ENDED SEPTEMBER 30, 1999
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                        PRO FORMA
                                                       HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                       ----------      -----------      ---------
Revenues.............................................   $1,005.2        $     --        $1,005.2
Expenses.............................................      684.8                          684.80
                                                        --------        --------        --------
Operating Income.....................................      320.4              --           320.4
Investment Income....................................       35.8                            35.8
Interest Expense.....................................      (82.1)                          (82.1)
Trust preferred distributions by subsidiary..........                      (35.1)(5)       (35.1)
Other income and deductions..........................       (6.5)                           (6.5)
                                                        --------        --------        --------
Income before income taxes...........................      267.6           (35.1)          232.5
Income taxes.........................................      104.0           (12.3)(6)        91.7
                                                        --------        --------        --------
    Net income.......................................   $  163.6        $  (22.8)       $  140.8
Preferred Stock Dividend.............................                        0.0 (5)         0.0
                                                        --------        --------        --------
Net Income applicable to common stock................   $  163.6        $  (22.8)       $  140.8
                                                        ========        ========        ========
Average common shares outstanding (thousands)
  Basic..............................................    151,700         (25,000)(7)     126,700
  Diluted............................................    151,700         (25,000)(7)     126,700
Earnings per common share:
  Basic..............................................   $   1.08                        $   1.11
  Diluted............................................   $   1.08                        $   1.11
Book value per common share..........................   $   9.10                        $   6.70
Ratio of earnings to fixed charges...................       4.26                            2.98

                                    DPL INC.
                  SUMMARY OF UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA STATEMENT OF INCOME
                   FOR TWELVE MONTHS ENDED DECEMBER 31, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                       PRO FORMA
                                                      HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                      ----------      -----------      ----------
Revenues............................................   $1,352.2        $      --       $ 1,352.2
Expenses............................................      970.2                           970.20
                                                       --------        ---------       ---------
Operating Income....................................      382.0               --           382.0
Investment Income...................................       33.4                             33.4
Interest Expense....................................      (93.8)                           (93.8)
Trust preferred distributions by subsidiaries.......                      (122.5 )(5)     (122.5)
Other income and deductions.........................      (12.1)                           (12.1)
                                                       --------        ---------       ---------
Income before income taxes..........................      309.5           (122.5)          187.0
Income taxes........................................      120.4            (42.9)(6)        77.5
                                                       --------        ---------       ---------
    Net income......................................   $  189.1        $   (79.6)      $   109.5
Preferred Stock Dividend............................                         0.1 (5)         0.1
                                                       --------        ---------       ---------
Net Income applicable to common stock...............   $  189.1        $   (79.7)      $   109.4
                                                       ========        =========       =========
Average common shares outstanding (thousands)
  Basic.............................................    152,800          (25,000)(7)     127,800
  Diluted...........................................    152,800          (25,000)(7)     127,800
Earnings per common share:
  Basic.............................................   $   1.24                        $    0.86
  Diluted...........................................   $   1.24                        $    0.86
Book value per common share.........................   $   9.01                        $    6.64
Ratio of earnings to fixed charges..................       4.33                             1.87

                           NOTES TO SUMMARY UNAUDITED
             CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
                                ($ IN MILLIONS)

1) Represents reduction to current assets (cash) for the excess of transaction consideration over sources of funds

    Transaction consideration
    Common stock buyback........................................  $ 575.0
    Transaction fees for stock buyback..........................      2.5
                                                                  -------
    Total transaction consideration.............................    577.5

    Sources of funds
    Issuance of 8.5% trust preferred securities.................  $ 499.3
    Issuance of warrants........................................     50.0
    Issuance of 8.5% voting preferred securities................      0.7
    Issuance costs..............................................    (27.5)
                                                                  -------
    Total funds.................................................    522.5

    Reduction to current assets (cash)..........................  $  55.0

2) Represents the reacquisition for cash of 25,000,000 shares of DPL common stock at the assumed purchase price of $23 per share, the maximum price in this offer. There can be no assurance that DPL will repurchase 25,000,000 shares or that the shares will be repurchased at a price of $23.

    25,000,000 common shares redeemed at $23 per share

    2a Allocated to reduce par value of common..................  $  (0.3)
    2b Allocated to reduce other paid in capital................   (574.7)
    2b Represents assumed costs of shares buyback...............     (2.5)

3) Represents the issuance of warrants for $50 million for an aggregate of 31.6 million DPL common shares, expiring on February 1, 2012, and with an exercise price of $21 per share.

    Issuance of warrants for 31.6 million common shares.........  $  50.0
    Represents assumed costs of issuance of warrants............     (2.5)
                                                                  -------
                                                                  $  47.5

4) Represents the issuance of mandatorily redeemable trust preferred securities (aggregate face amount of $550 million) for an initial discounted aggregate amount of $499.3 million (due in 30 years with an assumed distribution rate of 8.5%), and 8.5% mandatorily redeemable voting preferred stock for $0.7 million.

    4a Issuance costs...........................................  $  25.0
    4b Issuance of 8.5% trust preferred securities..............  $ 499.3
        (net of original issuance discount of $50 million)
    4c Issuance of 8.5% voting preferred securities.............  $   0.7

5) Represents the pro forma distributions on the trust preferred securities ($46.8 million annually and $35.1 million for the nine months ended September 30, 1999) and the pro forma dividend on the 8.5% voting preferred ($58 thousand annually and $43 thousand for the nine months ended
    September 30, 1999).

    Also represents for the year ended December 31, 1998, the amortization of $50.7 million of original issuance discount and $25 million of issuance costs from issuance of 8.5% trust preferred securities. No amortization is required for the nine months ended September 30, 1999.

6) Represents the tax benefit of the pro forma distributions on the trust preferred securities, which are deductible as interest expenses for tax purposes and the amortization of the original issuance discount and costs of issuance of the trust preferred securities, based on DPL's statutory income tax rate of 35%.

7) Represents the pro forma reduction in weighted average common shares outstanding due to share buyback. Warrants exercisable into 31.6 million DPL common shares are not included in the average common shares outstanding for diluted earnings per share because the average market price of DPL common shares is less than the exercise price of the warrants ($21).

    ADDITIONAL INFORMATION. DPL is subject to the informational filing requirements of the Exchange Act, and, accordingly, is obligated to file reports, statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning DPL's directors and officers, their remuneration, the principal holders of DPL's securities and any material interest of these persons in transactions with DPL is required to be disclosed in proxy statements distributed to DPL's shareholders and filed with the SEC. DPL also has filed an Issuer Tender Offer Statement on Schedule TO with the SEC which includes certain additional information relating to the offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These reports, statements and other information concerning DPL also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, on which the shares are listed.

INCORPORATION BY REFERENCE

    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This offer incorporates by reference the financial statements and the notes related thereto contained in the documents listed below that have been previously filed with the SEC. These documents contain important information about DPL Inc.

SEC FILINGS (FILE NO. 1-9052)                         PERIOD
-----------------------------          -------------------------------------
Annual Report on Form 10-K...........  Year ended December 31, 1998
Quarterly Report on Form 10-Q........  Quarter ended March 31, 1999
Quarterly Report on Form 10-Q........  Quarter ended June 30, 1999
Quarterly Report on Form 10-Q........  Quarter ended September 30, 1999

11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

    As of February 3, 2000, DPL had 158,682,304 issued and outstanding common shares 36,100,000 shares reserved for issuance upon exercise of the KKR warrant and 6,500,000 shares reserved for issuance upon exercise of outstanding options under DPL's new stock option plan. The 25,000,000 shares that DPL is offering to purchase represent approximately 15.8% of the shares outstanding on February 3, 2000.

    As of February 1, 2000, DPL's directors and executive officers as a group (16 persons) beneficially owned less than 1% of the outstanding shares on that date. This amount does not include shares which may be attributed to representatives of KKR. Each of DPL's executive officers and directors has advised DPL that he or she will not tender any shares pursuant to the offer. If DPL purchases 25,000,000 shares pursuant to the offer, and none of the executive officers or directors tender shares pursuant to the offer, then after the purchase of shares pursuant to the offer, DPL's executive officers and directors as a group would continue to beneficially own less than 1% of the shares outstanding immediately after the offer.

    Based on DPL's records and on information provided to DPL by its directors, executive officers, affiliates and subsidiaries, neither DPL nor any of its affiliates or subsidiaries nor, to the best of DPL's knowledge, any of the directors or executive officers of DPL or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the shares during the 60 days prior to February 3, 2000, other than purchases for the accounts of executive officers under either of the DPL Savings Plans or the ESOP. DPL expects that the DPL Savings Plans and the ESOP will, in accordance with the terms of the plans, elections in effect and present patterns of contribution, continue to purchase shares prior to the expiration of the offer.

    Except as otherwise described in this Offer to Purchase, neither DPL nor, to the best of DPL's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer or with respect to any securities of DPL, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

    DPL's purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, DPL anticipates that there will be a sufficient number of shares outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, DPL does not believe that its purchase of shares pursuant to the offer will cause DPL's remaining shares to be delisted from the NYSE.

    The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. DPL believes that, following the purchase of shares pursuant to the offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

    The shares are registered under the Exchange Act, which requires, among other things, that DPL furnish information to its shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of DPL's shareholders. DPL believes that its purchase of shares pursuant to the offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    DPL is not aware of any license or regulatory permit that appears to be material to DPL's business that might be adversely affected by DPL's acquisition of shares as contemplated in this offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for DPL's acquisition or ownership of shares as contemplated by this offer. Should any approval or other action be required, DPL presently contemplates that it will seek that approval or other action. DPL cannot predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to DPL's business. DPL's obligations under the offer to accept for payment and pay for shares are subject to conditions. See Section 7.

14.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The following summary describes the principal United States federal income tax consequences to United States Holders (as defined below) of an exchange of shares for cash pursuant to the offer. Those shareholders who do not participate in the exchange should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of this offer (the "Code"), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described in this offer (possibly on a retroactive basis).

    This summary addresses only shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular shareholders because of their personal circumstances, or to other types of shareholders (such as certain financial institutions, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, Non-United States Holders (as defined below), persons who are subject to alternative minimum tax, or persons who hold shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to shares acquired as compensation (including shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the offer.

    You should consult your tax advisor as to the particular consequences to you of participation in this offer.

    A "United States Holder" is a holder of shares that for United States federal income tax purposes is:

    - a citizen or resident of the United States;

    - a corporation, partnership or other entity created or organized in or under the laws of the United States or any State or the District of Columbia;

    - an estate the income of which is subject to United States federal income taxation regardless of its source; or

    - a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.

    A "Non-United States Holder" is a holder of shares other than a United States Holder.

    An exchange of shares for cash pursuant to the offer will be a taxable event. A United States Holder participating in the exchange will be treated either as having sold shares or as having received a dividend distribution from DPL. A United States Holder's exchange of shares for cash pursuant to the offer will be treated as a dividend to the extent of DPL's current or accumulated earnings and profits as determined under federal income tax principles, unless the exchange:

    - results in a "complete termination" of the holder's stock interest in DPL under section 302(b)(3) of the Code;

    - is a "substantially disproportionate" redemption with respect to the holder under section 302(b)(2) of the Code; or

    - is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Code.

    In determining whether any of these tests have been met, a United States Holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of section 318 of the Code.

    A distribution to a shareholder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's stock interest in DPL. If, as a result of an exchange of shares for cash pursuant to the offer, a United States Holder of shares whose relative stock interest in DPL is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in DPL (including any ownership of preferred shares and any shares constructively owned), that United States Holder should generally be regarded as having suffered a meaningful reduction in its interest in DPL. Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(3) and section 302(b)(2) of the Code. A distribution to a shareholder will result in a "complete termination" if either (1) all of the shares actually and constructively owned by the shareholder are exchanged pursuant to the offer or
(2) all of the shares actually owned by the shareholder are exchanged pursuant to the offer and the shareholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the shareholder in accordance with the procedures described in section 302(c)(2) of the Code. A distribution to a shareholder will be "substantially disproportionate" if the percentage of the outstanding shares actually and constructively owned by the shareholder immediately following the exchange of shares pursuant to the offer (treating shares exchanged pursuant to the offer as outstanding) is less than 80% of the percentage of the outstanding shares actually and constructively owned by the shareholder immediately before the exchange (treating shares exchanged pursuant to the offer as outstanding).

    If an exchange of shares for cash by a United States Holder pursuant to the offer is not treated as a distribution taxable as a dividend, the holder will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares and in the associated preferred share purchase rights, if any, tendered to DPL, except to the extent that the amount of cash received includes dividends that have been declared by the Board of Directors of DPL before the exchange. The gain or loss would be long-term capital gain or loss if the holding period for the shares exceeded one year.

    If the amount received by a United States Holder in the offer is treated as a distribution that is taxable as a dividend (as opposed to consideration received in a sale or exchange), the amount of the distribution will be the amount of cash received by the holder. The amount will be treated as a dividend, taxable as ordinary income to the United States Holder, to the extent of DPL's current or accumulated earnings and profits as determined under Federal income tax principles. To the extent that the amount of the distribution exceeds DPL's current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in the shares exchanged in the offer. Any remaining amount after the United States Holder's basis has been reduced in the shares exchanged in the offer and in the shares retained by the United States Holder to zero will be taxable as capital gain. The United States Holder's unrecovered adjusted tax basis in its shares exchanged in the offer generally will be transferred to its remaining shareholdings in DPL, subject to, in the case of corporate shareholders, reduction or possible gain recognition under section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. If the United States Holder does not retain any actual stock ownership in DPL (having a stock interest only constructively), the holder may lose the benefit of the holder's adjusted tax basis in its shares. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the possible application of section 1059 to the ownership and disposition of their shares.

    See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.

    The trusts under each of the DPL Savings Plans and the ESOP maintained by DPL and its affiliates are exempt from federal income taxation. Accordingly, such trusts will not be taxable upon the receipt of any cash proceeds pursuant to the offer.

    THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

    DPL expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by DPL to have occurred, to extend the period of time the offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. DPL also expressly reserves the right, in its sole discretion, to terminate the offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. DPL's reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that DPL must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, DPL further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by DPL to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer). Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which DPL may choose to make a public announcement, except as required by applicable law, DPL will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service.

    If DPL materially changes the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, DPL will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

    (1) DPL increases or decreases the price to be paid for shares, materially increases the Dealer Manager fee or increases or decreases the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

    (2) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the offer will be extended until the expiration of the period of ten business days. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 am through 12:00 Midnight, New York City time.

16.  FEES AND EXPENSES.

    Credit Suisse First Boston is acting as Dealer Manager in connection with the offer, for which services Credit Suisse First Boston will receive customary compensation. DPL also has agreed to reimburse Credit Suisse First Boston for reasonable out-of-pocket expenses incurred in connection with the offer, including reasonable fees and expenses of counsel and other advisors, and to indemnify Credit Suisse First Boston and certain related persons against liabilities and expenses incurred in connection with its engagement, including liabilities under the federal securities laws. Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of DPL for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    DPL has retained Georgeson Shareholder Communications Inc. to act as Information Agent and Equiserve to act as Depositary in connection with the offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by DPL for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including liabilities under the federal securities laws.

    T. Rowe Price Trust Company acts as directed trustee of each of the DPL Savings Plans and will carry out the instructions of participants in the plans as more fully described in Section 3. T. Rowe Price Trust Company will be reimbursed for certain out-of-pocket costs in connection with the offer. Bank One Dayton, N.A. acts as trustee of the ESOP and will carry out the instructions of participants in the plan as more fully described in Section 3. Bank One Dayton, N.A. will be reimbursed for certain out-of-pocket costs in connection with the offer.

    DPL will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. DPL will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of DPL, the Dealer Manager, the Information Agent or the Depositary for purposes of the offer. DPL will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17.  MISCELLANEOUS.

    DPL is not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If DPL becomes aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant to the offer is not in compliance with any valid applicable law, DPL will make a good faith effort to comply with the applicable law. If, after a good faith effort, DPL cannot comply with the applicable law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on DPL's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

    Pursuant to Rule 13e-4 promulgated under the Exchange Act, DPL has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning DPL.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF DPL IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, YOU SHOULD NOT RELY ON THAT INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY DPL.

DPL Inc.

February 4, 2000

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, shareholders are directed to contact the Depositary.

                        THE DEPOSITARY FOR THE OFFER IS:
                                   EQUISERVE
                                 (800) 736-3001

         BY MAIL:                     BY HAND:               BY OVERNIGHT COURIER:     BY FACSIMILE (FOR ELIGIBLE
         EquiServe              Securities Transfer &              EquiServe               INSTITUTIONS ONLY):
  Attn: Corporate Actions      Reporting Sources, Inc.      Attn: Corporate Actions          (781) 575-4826
       P.O.Box 9573                 c/o EquiServe             40 Campenelli Drive
   Boston, MA 02205-9573        100 Williams Street,          Braintree, MA 02184
                                      Galleria
                                 New York, NY 10038

                      Confirm by Telephone: (781) 575-4816

    You may request additional copies of this offer, the Letter of Transmittal or the Notice of Guaranteed Delivery and direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                [Georgeson Logo]

                         17 State Street, 10(th) Floor
                               New York, NY 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                     CREDIT SUISSE FIRST BOSTON CORPORATION
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll-Free: (800) 646-4543